Exhibit 10.36

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of March 25, 2015 and is entered into by and between William Stern (the “Executive”) and NanoVibronix, Inc. (the “Company”). The Company and the Executive shall be referred to herein as the “Parties.”

RECITALS

Whereas, the Company desires to employ the Executive as its chief executive officer, and the Executive desires to be employed by the Company as its chief executive officer;

Whereas, the Company and the Executive desire to set forth in writing the terms and conditions of their agreement and understandings with respect to the employment of the Executive as its chief executive officer; and

Whereas, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company for the period and upon the terms and conditions contained in this Agreement.

Now, Therefore, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

Services to be Provided by Executive

A.           Position and Responsibilities. The Executive shall serve in the position of chief executive officer, and shall perform services for the Company as requested or as needed to perform Executive’s job. The duties of the Executive shall be those duties which can reasonably be expected to be performed by a person in such position.

B.           Performance. During the Executive’s employment with the Company, the Executive shall devote, for the number of hours and during the times mutually agreed to by the parties, the Executive’s time, energy, skill and reasonable best efforts to the performance of the Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company, and shall exercise reasonable best efforts to perform the Executive’s duties in a diligent, trustworthy, good faith and business-like manner, all for the purpose of advancing the business of the Company. The Executive shall at all times act in a manner consistent with Executive’s position.

ARTICLE II.

Compensation for SErvices

As compensation for all services the Executive will perform under this Agreement, the Company will pay the Executive, and the Executive shall accept as full compensation, the following:

A.           Per Unit Fees. The Company shall pay the Executive a fee of $100 per unit of the Company’s PainShield product sold in the United States or Canada for which the Company has received payment in full during the term of the Executive’s employment under this Agreement, including direct sales to end users and sales to distributors or dealers; provided, however, that no such fee shall be paid for units sold through KevMed, LLC, less applicable payroll deductions and tax withholdings (the “Per Unit Fee”) for all services rendered by the Executive under this Agreement. These fees will be paid monthly, reasonably promptly after receipt of proper documentation of such sales.

B.           Stock Options. The Executive has received, and may be eligible to receive, certain grants of incentive stock options to purchase shares of common stock of the Company (the “Stock Options”) set forth separately in those certain Stock Option Agreements.

C.           Expenses. The Company agrees that, during the Executive's employment, it will reimburse the Executive for out-of-pocket expenses reasonably incurred in connection with the Executive's performance of the Executive’s services hereunder, upon the presentation by the Executive of an itemized accounting of such expenditures, with supporting receipts, provided that the Executive submits such expenses for reimbursement within thirty (30) days of the date such expenses were incurred. Reimbursement shall be in compliance with the Company’s expense reimbursement policies.

D.           Other Benefits. The Executive is entitled to participate in any group health insurance plan, option or similar incentive compensation plan, 401(k) plan, disability plan, group life plan, and any other benefit or welfare program or policy that is made generally available, from time to time, to other employees of the Company, on a basis consistent with such participation and subject to the terms of the plan documents, as such plans may be modified, amended, terminated, or replaced from time to time.

ARTICLE III.
Term; Termination

A.           Term of Employment. The term of the Executive’s employment under this Agreement shall continue in effect until terminated by either party.

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B.           Termination. Either party may terminate the Executive’s employment at any time upon 90 days written notice. The date of the Executive’s termination shall be the date stated in the notice of termination. Upon termination of the Executive’s employment, the Company shall pay the Executive (i) any unpaid Per Unit Fees accrued through the date of termination, (ii) any accrued and unpaid vacation or similar pay to which the Executive is entitled as a matter of law or Company policy, and (iii) any unreimbursed expenses properly incurred prior to the date of termination (the “Accrued Obligations”). Upon such termination, the Company shall have no further liability or obligation to the Executive under this Agreement or in connection with the Executive’s employment hereunder, except for the Accrued Obligations. The Executive’s termination under this Agreement shall also constitute the Executive’s resignation as an officer or director of any affiliate or subsidiary of the Company, as applicable.

C.           Termination for Cause. In the event the Company terminates the Executive’s employment for Cause (defined below), the Company shall have no further liability or obligation to the Executive under this Agreement or in connection with the Executive’s employment hereunder, except for the Accrued Obligations. The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following termination of employment. For purposes of this Agreement, “Cause” means termination because of: (a) an act or acts of theft, embezzlement, fraud, or willful or material misrepresentation by the Executive; (b) the Executive’s indictment or conviction of, or pleading nolo contendere or guilty to, a felony, or a crime involving moral turpitude; (c) the Executive’s refusal to perform, or intentional disregard of, in any material respect, the Executive’s duties and responsibilities hereunder; and (d) a material breach by the Executive of this Agreement or any other agreement to which the Executive and the Company are parties. In each such event listed above, the Company shall give the Executive written notice thereof which shall specify in reasonable detail the circumstances constituting Cause, and there shall be no Cause with respect to any such circumstances if cured by the Executive within thirty (30) days after such notice.

D.           Survival. The Executive’s post-termination obligations in Article IV shall continue as provided in this Agreement.

ARTICLE IV.
Restrictive Covenants

A.           Confidentiality.

(i)          Confidential Information. During the Executive’s employment with the Company, the Company shall grant the Executive otherwise prohibited access to its trade secrets and confidential information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company, and access to the Company’s customers and clients. For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company, including, but not limited to, the following: methods of operation, products, inventions, services, processes, equipment, know-how, technology, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, research, plans for research or future products and services, database schemas or tables, software, development tools or techniques, training procedures, training techniques, training manuals, business information, marketing and sales methods, plans and strategies, competitors, markets, market surveys, techniques, production processes, infrastructure, business plans, distribution and installation plans, processes and strategies, methodologies, budgets, financial data and information, customer and client information, prices and costs, fees, customer and client lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, product construction, product specifications, audit processes, pricing strategies, business strategies, marketing and promotional practices, management methods and information, plans, reports, recommendations and conclusions, information regarding the skills and compensation of employees and contractors of the Company, and other business information disclosed to the Executive by the Company, either directly or indirectly, in writing, orally, or by drawings or observation. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

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(ii)         No Unauthorized Use or Disclosure. The Executive acknowledges and agrees that Confidential Information is proprietary to and a trade secret of the Company and, as such, is a special and unique asset of the Company, and that any disclosure or unauthorized use of any Confidential Information by the Executive will cause irreparable harm and loss to the Company. The Executive understands and acknowledges that each and every component of the Confidential Information (i) has been developed by the Company at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other parties, and (ii) constitutes a protectable business interest of the Company. The Executive acknowledges and agrees that the Company owns the Confidential Information. The Executive agrees not to dispute, contest, or deny any such ownership rights either during or after the Executive’s employment with the Company. The Executive agrees to preserve and protect the confidentiality of all Confidential Information. The Executive agrees that the Executive shall not during the period of Executive’s employment with the Company and thereafter, directly or indirectly, disclose to any unauthorized person or use for the Executive’s own account any Confidential Information without the Company’s consent. Throughout the Executive’s employment with the Company thereafter: (i) the Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all Company policies protecting the Confidential Information; and (ii) the Executive shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Executive’s duties.

(iii)        Return of Property and Information. Upon the termination of the Executive’s employment for any reason, the Executive shall immediately return and deliver to the Company any and all Confidential Information, software, devices, cell phones, personal data assistants, credit cards, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in the Executive’s possession, custody or control, whether prepared by the Executive or others. If at any time after termination of the Executive’s employment the Executive determines that the Executive has any Confidential Information in the Executive’s possession or control, the Executive shall immediately return to the Company all such Confidential Information in the Executive’s possession or control, including all copies and portions thereof.

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B.           Restrictive Covenants. In consideration for (i) the Company’s promise to provide Confidential Information to the Executive, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities disclosed or entrusted to the Executive, (iii) access to the Company’s customers and clients, and (iv) the Company’s employment of the Executive pursuant to this Agreement and the compensation and other benefits provided by the Company to the Executive, to protect the Company’s Confidential Information and business goodwill of the Company, the Executive agrees to the following restrictive covenants.

(i)          Non-Competition. The Executive agrees that during the Restricted Period (defined below), other than in connection with the Executive’s duties under this Agreement (including, without limitation, services to affiliates of the Company), the Executive shall not, and shall not use any Confidential Information to, without the prior written consent of the Company, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, distributor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, become employed by, control, manage, carry on, join, lend money for, operate, engage in, establish, perform services for, invest in, solicit investors for, consult for, do business with or otherwise engage in any Competing Business. Notwithstanding the restrictions contained in this Article IV.B.(i), the Executive may own an aggregate of not more than two percent (2%) of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange in the United States (or a comparable exchange in a foreign jurisdiction) or regularly traded in the over-the-counter market by a member of a national securities exchange in the United States, without violating the provisions of Article IV.B.(i).

For purposes of this Agreement:

(a)          “Restricted Period” means during the Executive’s employment with the Company and for a period of twelve (12) months immediately following the date of Executive’s termination from employment for any reason.

(b)          “Competing Business” means any business, individual, partnership, firm, corporation or other entity that is competing with any aspect of the Company’s business.

(ii)         Non-Solicitation. The Executive agrees that during the Restricted Period, other than in connection with Executive’s duties under this Agreement, the Executive shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons:

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(a)          Solicit business from, interfere with, induce, attempt to solicit business with, interfere with, induce or do business with any actual or prospective customer, client, supplier (including any content providers), manufacturer, vendor or licensor of the Company with whom the Company did business, and who or which: (1) the Executive contacted, called on, serviced or did business with during the Executive’s employment with the Company; (2) the Executive learned of as a result of the Executive’s employment with the Company; or (3) about whom the Executive received Confidential Information. This restriction applies only to business which is in the scope of services or products provided by the Company or any affiliate thereof; or

(b)          Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of the Executive or any other person or entity, any person who is an employee or consultant of the Company or who was employed by the Company within the preceding twelve (12) months.

C.           Works.

(i)          Assignment of Work Product. For the purposes of this Agreement, the term “Work Product” shall mean, collectively, all work product, information, inventions, original works of authorship, ideas, know-how, processes, designs, computer programs, photographs, illustrations, developments, trade secrets and discoveries, including improvements thereto, that the Executive conceives, creates, develops, makes, reduces to practice, or fixes in a tangible medium of expression, either alone or with others. During the Executive’s employment with the Company and for a period of twelve (12) months following the termination of the Executive’s employment for any reason, the Executive agrees that the Executive shall promptly make full written disclosure to the Company of all Work Product conceived, created, developed, made, reduced to practice, or fixed in a tangible medium of expression during the period of the Executive’s employment with the Company. Executive hereby assigns and shall be deemed to have assigned to the Company or its designee, all of the Executive’s right, title, and interest in and to any and all Work Product conceived, created, developed, made, reduced to practice, or fixed in a tangible medium of expression during the period of the Executive’s employment the Company that (a) relates in any manner to the previous, existing or contemplated business, work, or investigations of the Company; (b) is or was suggested by, has resulted or will result from, or has arisen or will arise out of any work that the Executive has done or may do for or on behalf of the Company; (c) has resulted or will result from or has arisen or will arise out of any materials or information that may have been disclosed or otherwise made available to the Executive as a result of duties assigned to the Executive by the Company; or (d) has been or will be otherwise made through the use of the Company’s time, information, facilities, or materials, even if conceived, created, developed, made, reduced to practice, or fixed during other than working hours. The Executive further acknowledges that all original works of authorship that have been or will be made or fixed in a tangible medium of expression by the Executive (solely or jointly with others) within the scope of the Executive’s employment with the Company that are protectable by copyright are “Works Made for Hire,” as that term is defined in the United States Copyright Act. The Executive understands and agrees that the decision whether or not to commercialize or market any Work Product is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty will be due to the Executive as a result of the Company’s efforts to commercialize or market any such Work Product.

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(ii)         Patent and Copyright Registrations. The Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Work Product in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, affidavits, and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Work Product. The Executive further agrees that the Executive’s obligation to execute or cause to be executed, when it is in the Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

D.           Tolling. If the Executive violates any of the restrictions contained in this Article IV, the Restricted Period shall be suspended and shall not run in favor of the Executive from the time of the commencement of any violation until the time when the Executive cures the violation to the satisfaction of the Company.

E.           Remedies. The Executive acknowledges that the restrictions contained in Article IV of this Agreement, in view of the nature of the Company’s business and the Executive’s position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of Article IV of this Agreement would result in irreparable injury to the Company. In the event of a breach by the Executive of Article IV of this Agreement, then the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach. Such remedies shall not be deemed the exclusive remedies for a breach or threatened breach of this Article IV but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive, the Executive’s agents, any future employer of the Executive, and any person that conspires or aids and abets the Executive in a breach or threatened breach of this Agreement.

F.           Reasonableness. The Executive hereby represents to the Company that the Executive has read and understands, and agrees to be bound by, the terms of this Article IV. The Executive acknowledges that the geographic scope and duration of the covenants contained in this Article IV are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company’s business; (ii) the Executive’s level of control over and contact with the business in the Restricted Area; and (iii) the amount of compensation, trade secrets and Confidential Information that the Executive is receiving in connection with the Executive’s employment by the Company.

G.           Reformation. If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and the Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

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H.           No Previous Restrictive Agreements. The Executive represents that, except as disclosed to the Company, the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that the Executive’s performance of all the terms of this Agreement and the Executive’s work duties for the Company do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to the Executive’s employment with the Company. The Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

ARTICLE V.
Miscellaneous Provisions

A.           Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York. Venue of any litigation arising from this Agreement or any disputes relating to the Executive’s employment shall be in the United States District Court for the Southern District of New York, or a state district court of competent jurisdiction in New York, New York. The Executive consents to personal jurisdiction of the United States District Court for the Southern District of New York, or a state district court of competent jurisdiction in New York, New York for any dispute relating to or arising out of this Agreement or the Executive’s employment, and the Executive agrees that the Executive shall not challenge personal or subject matter jurisdiction in such courts.

B.           Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way or manner be construed as a part of this Agreement.

C.           Severability. In the event that any court of competent jurisdiction holds any provision in this Agreement to be invalid, illegal or unenforceable in any respect, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

D.           Reformation. In the event any court of competent jurisdiction holds any restriction in this Agreement to be unreasonable and/or unenforceable as written, the court may reform this Agreement to make it enforceable, and this Agreement shall remain in full force and effect as reformed by the court.

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E.           Entire Agreement. This Agreement constitutes the entire agreement between the Parties, and fully supersedes any and all prior agreements, understanding or representations between the Parties pertaining to or concerning the subject matter of this Agreement, including, without limitation, the Executive’s employment with the Company. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all parties to this Agreement. The Executive acknowledges and represents that in executing this Agreement, the Executive did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. The Parties represent that they relied on their own judgment in entering into this Agreement.

F.           Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition but the obligations of either party with respect thereto shall continue in full force and effect. The breach by one party to this Agreement shall not preclude equitable relief or the obligations in Article IV.

G.           Modification. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

H.           Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. The Executive may not assign this Agreement to a third party. The Company may assign its rights, together with its obligations hereunder, to any affiliate and/or subsidiary of the Company or any successor thereto or any purchaser of substantially all of the assets of the Company.

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IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed on the date first set forth above, to be effective as of that date.

EXECUTIVE:

/s/ William Stern
William Stern

COMPANY:

NanoVibronix, Inc.

By:	/s/Stephen Brown
Name: Stephen Brown
Title: Chief Financial Officer

Signature Page to Employment Agreement